Exhibit 99.1

Bonk, Inc. Names Mitchell Rudy President To Drive Path To Profitability And Direct Business Incubation

SCOTTSDALE, AZ / ACCESS Newswire / April 29, 2026 / Bonk, Inc. (NASDAQ:BNKK) (“the Company”), a premier digital infrastructure company bridging traditional public markets and the decentralized economy, today announced the appointment of its founder, Mitchell Rudy (known professionally as Nom), as President. Rudy, who will continue to serve as a member of the Company’s Board of Directors, will lead the integration of high-growth digital asset strategies and direct business incubation into the Company’s core operations.

A Mandate for Profitability and Strategic Ownership As President, Rudy has established a clear three-pillar mandate to drive shareholder value:

●	Path to Profitability: Achieving consistent corporate profitability through the scaling of high-margin digital revenue streams.
●	Targeted Asset Accumulation: Increasing the Company’s relative ownership of the BONK digital asset toward a target metric of 5% of the total supply.
●	Direct Business Incubation: Launching new business lines directly out of BNKK to ensure maximum value capture for shareholders, moving beyond the Joint Venture model.

Expanding the “Revenue Flywheel” and New Verticals Under Rudy’s leadership, the Company is aggressively diversifying its profile beyond consumer beverages. The Company is currently focusing on expanding its Real-World Asset (RWA) capabilities and preparing for a major push into prediction markets and social betting verticals.

“Taking on the role of President allows me to be significantly more active in our capital generation and long-term plans than was possible in a board role alone,” said Mitchell Rudy (Nom). “We are moving toward a diversified digital infrastructure powerhouse. This includes our existing partnership with dYdX for the BONK.trade platform and an aggressive focus on RWA and social betting verticals.”

Executive Commentary “Nom is the architect of our digital pivot,” said Jarrett Boon, CEO of Bonk, Inc.. “By moving him into the President’s office while retaining his seat on the Board, we are putting our most aggressive strategist at the helm of our most important projects. This ensures that our long-term vision is executed with precision and speed.”

Rudy added: “The disconnect between our market cap and our underlying asset value-specifically our $30 million interest in BONK.fun-is something we are going to fix through pure execution. By launching businesses directly under the BNKK ticker, we ensure that every dollar of value created stays with our shareholders.”

About Bonk, Inc. Bonk, Inc. (Nasdaq:BNKK) is a digital-infrastructure company bridging traditional public markets and the decentralized economy. Operating out of Scottsdale, AZ, the Company manages revenue-generating assets within the Solana ecosystem and operates a specialized beverage division.

Safe Harbor Statement

This press release contains forward-looking statements. Such statements are subject to risks and uncertainties, and actual results could differ materially. Factors include the performance of digital assets, operational success of the beverage division, and market volatility. The Company assumes no obligation to update forward-looking statements.